Exhibit 99.1

Transcript of

United States Antimony Corp.

Fiscal Year 2025 Financial and Operating Results

March 19, 2026

Participants

Gary Evans - Chairman & CEO, United States Antimony Corp.

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corp.

Joe Bardswich - EVP & Chief Mining Officer, United States Antimony Corp.

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

Jonathan Miller - Vice President of Investor Relations, United States Antimony Corp.

Analysts

Presentation

Operator

Greetings. Welcome to the U.S. Antimony Corporation Fiscal Year 2025 Financial and Operating Results Conference Call. At this time, all participants are in a listen-only mode. A question-and-answer session will follow the formal presentation. [Operator Instructions] Please note, this conference call and webcast is being recorded.

I will now turn the call over to your host, Gary C. Evans, Chairman and CEO. You may begin.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Thank you, Kevin. Thank you, everybody, for joining us today. I’d like to start this call by introducing other members of our company’s senior management team who are joining me on this year-end conference call. We have Joe Bardswich, who’s not only a Board member, but he’s an Executive Vice President and our Chief Mining Engineer for the company; Rick Isaak, who is our Senior Vice President, as well as our Chief Financial Officer; Melissa Pagen, who’s President and Chief Operating Officer of one of our wholly-owned subsidiaries called Bear River Zeolite; and then Jonathan Miller, who’s Vice President of Investor Relations.

Before I turn over this call to various members of management to talk about their divisions, I thought I would just kind of give everybody a quick overview of the notable news that was worthy in calendar 2026. So, we first announced our tungsten acquisition, which was done in June. We call that property the Fostung. It’s located up in Ontario, Canada, near the town of Sudbury. But more importantly, we just announced several weeks ago that this particular property, after we’ve acquired it and done some work, has an inferred resource value now exceeding $4.6 billion. And that’s B with a billion. So, we’re very excited about this, and Joe’s going to talk a lot more about this when the call is turned over to him.

So, another big announcement was a new $245 million contract, which has now been upgraded to $248 with a DLA. That’s a sole source contract to deliver antimony ingots to the U.S. government. Over 5 years, we anticipate delivering approximately $75 million of antimony ingots in fiscal 2026. We’re very close to delivering our first pallet of ingots to the government. We also announced a new $106.7 million industrial antimony contract with a company that preferred not to be named principally for competitive reasons. But this material that we’ll be delivering and have been delivering to this company since probably June, July of last year, is used for industrial fabrics and flame retardants associated with these materials.

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Again, this is a 5-year agreement, and I actually took the top three executives of this company fishing yesterday on my boat. With the success we had, which was four sailfish, I’m now anticipating many more years for future business from them. The next big announcement was we added two new independent board members on the USAC Board. General Jack Keane, who many of you see on TV as an active reporter on Fox News, as well as Jon Marinelli. So, we got a 4-star general and a banker extraordinaire who I’ve known for 25, 30 years. He’s an extraordinary banker. He’s already been very helpful to our board.

We then opened up Stibnite Hill antimony mine up in Montana. That’s where our existing smelter was built because of this mine. We were successful in moving antimony down the mountain within weeks of opening that mine up. Again, Joe Bardswich will elaborate on this significant event further today. We restarted our Madero antimony smelter down in Mexico after rehiring the personnel. This location has the capacity to process approximately 200 tons per month of material. And you’ll start seeing a lot more of that business running through our financial statements in 2026.

Then, we announced the acquisition of 10% of a publicly traded company in Australia called Larvotto Resources Limited. We paid $37.2 million in cash. And this is a gold antimony mine that’s currently undeveloped that’s owned by that company.

So, with that, I’d like to kind of get into the financial results of the company. We announced just, I guess, 20 minutes ago, our revenues were up 163%, our gross profit was up 185%. We, of course, talked about our two contracts, a total of $354 million.

So, I’ll let Rick give you a little more detail here on our year-end results. Rick Isaak, take over.

Richard Isaak - Senior Vice President & Chief Financial Officer, United States Antimony Corp.

Thanks, Gary. I’ll start with some comments on our consolidated results kind of continue on with what you had just talked about. Sales for 2025 were $39.3 million, up 163% over the prior year. Antimony sales were up primarily due to price increases and zeolite sales were up due to a combination of price and volume increases. Cost of sales increased by 156%, which was lower than our sales increase, primarily due to some favorable antimony ore purchases we completed and lower maintenance and repair costs at our zeolite facility located in Idaho.

As a result of these cost efficiencies, gross profit dollars grew by $6.4 million, or 185% over the prior year, and gross margin grew by 2 percentage points from 23% to 25% year-over-year. Net loss increased from $1.7 million in 2024 to $4.3 million in 2025. It’s important to note, however, that included in 2025’s net loss was $6.7 million of non-cash expenses, whereas there was only $1.9 million of non-cash expenses included in 2024’s net loss. These non-cash expenses were predominantly related to stock compensation to our employees and our board.

With the improvement in this area and our other cash flow initiatives, our cash balance increased significantly. Our cash position, including our U.S. Treasury securities and equity securities, totaled $91.3 million at the end of 2025, compared to cash only of $18.2 million at the end of 2024. Our working capital was $44.6 million at the end of 2025, which is an increase of $27.9 million compared to 2024. This increase was primarily due to increases in cash, inventory, and U.S. Treasury securities.

Our antimony inventory increased from 78 tons at the end of 2024 to 465 tons at the end of 2025, and 17% of our antimony inventory at the end of 2025 was from our company-owned mine that Gary mentioned that’s located in Thompson Falls, Montana. We continue to maintain a very low amount of debt on our books, $195,000 at the end of 2025.

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On the operations side, we became fully vertically integrated in our Antimony Division in 2025. On top of that, we strengthened and grew each of the three facets of this vertically integrated chain that will benefit 2026 and beyond. First, regarding procurement of ore, we historically procured antimony ore predominantly from one third-party source, and we now procure antimony and other critical minerals from many new sources, both internally and externally.

Second, we’re increasing our capacity to process these minerals into finished products. We’re nearing completion on the expansion of our Thompson Falls antimony smelter that will more than triple its capacity, and we’re completing the engineering phase in order to begin the construction of our new hydromet facility located in Idaho with our JV partner, Americas Gold and Silver. And to assist in funding some of this expansion, we were recently awarded $27 million from the USDOW.

Third, we executed, as Gary said, two 5-year sales contracts in 2025 to sell our finished products. We’re also building our back office infrastructure to support this growth with additional personnel and new software. In 2026, we’ll implement new accounting software that’ll provide management with more information quicker than in the past for decision-making. We recognize the opportunity and the need for critical minerals and are going after this market for our investors and for our country, and we will continue this strategy of growth, diversification, and sustainability in a planful yet tenacious manner as we have in the recent past.

I’ll turn it back over to you, Gary.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Thank you, Rick. Before I turn the call over to Joe Bardswich, I want to mention something I failed to mention in my opening comments. We’ve continued to expand our existing mining claims in Alaska. Alaska, we believe, will be the heart of our future mining claims. And we got a late start last year due to the state delays in obtaining our mining claim permits, but we think that there’s a tremendous amount of potential. Joe is going to update you on a recent acquisition we completed less than 2 months ago that may be, in fact, our most exciting antimony claim acquired by the company to date. So, we have a lot of anticipation for success in Alaska, and Joe, I’m sure, will elaborate that in his presentation. Joe? Joe, you may be on mute.

Joe Bardswich - EVP & Chief Mining Officer, United States Antimony Corp.

Thank you, Gary. I will start with Montana. The Stibnite vein on this mountain behind the plant, Stibnite Hill, has been mined by underground methods. The mining operations were shut down by the company in 1983 when the decision was made to relocate to Mexico. With much higher antimony prices, the decision was made to relook at our Montana Stibnite Hill prospects, but from the vantage of a surface operation instead of going back underground as previously mined. The veins on Stibnite Hill are about 2-feet in thickness, a very flat line dipping at about 25 degrees, making it difficult to mine from underground. However, advances in excavation equipment design has made it possible to excavate this narrow vein from surface. A full description of our mining methods, including the concurrent reclamation program, is posted on our webpage.

During October and early November of last year, we undertook a surface trenching exploration program, followed by a mining program, and were able to truck 50 loads of ore from the excavation site to our Radersburg, Montana flotation mill. That added up to slightly more than 800 tons of material, grading about 10% antimony. We anticipate that as soon as we complete upgrades to the Radersburg mill, which are underway, we will be able to produce material meeting military specs for primers for ammunition. The Radersburg mill is a modern flotation mill. Our metallurgical team will operate it efficiently and economically, and will also include some upgrades.

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I need to mention the work of our consulting geologist at Stibnite Hill, Peter Mejstrick, who spearheaded the exploration and mining operations there. I have worked with Peter previously in underground operations. He is a good geologist and understands mining and the importance of grade control. He was present in the hole for every bucket that was dumped into the trucks last year. We shut down when winter hit, and we will open up again as soon as the snow has gone, which we expect could be as early as 30 days from now. And we’ll carry that operation on right through to next winter. Montana DEQ has been very reasonable to work with at Stibnite Hill. We will be permitted for an anticipated 6 to 7 months of our mining program in 2026.

Turning to Alaska, we planned a program in the Ester Dome area similar to what we did in Montana. We submitted applications for permits in April of last year. Delays in obtaining permits on our option state mining claims forced us to acquire private patented mining claims, which required a lesser degree of permitting as compared to state or federal lands. We could get our program started at some point last year. We dealt for land covering the former Mohawk gold mine, which also reported a large quantity of antimony. Before we could proceed in Mohawk, we had to undertake a cleanup program on the property, which was being used as a dumping ground by whomever.

In September, we finally obtained our permits from the State of Alaska. We started out the trenching program, found the shears and veins containing the Stibnite on the Mohawk, but they were not in sufficient quantity to be economic. We were able to reclaim these trenches before winter weather shut us down, and we will continue with this trenching program in 2026. However, this year we will tie it into an air track drill program to enable a more positive definition of areas to be excavated and be able to plan the depth of the excavation from the drilling information.

We also purchased a large property adjacent to the main highway in Fox, Alaska, and very close to the Department of Transport scales, along with several buildings that can be used as offices, storage, and living quarters. Before the onset of winter, we poured a large reinforced concrete slab to be used as a base for an upgrading, sorting, packaging, and palletizing operation to prepare Stibnite for standard highway semi-truck transportation of Stibnite to our Montana operations.

We acquired the Nolan Creek property about 265 miles north of Fairbanks from a trustee sale. We have been monitoring the news about this property since our arrival in Alaska and considered it to be one of the prime opportunities for Stibnite in the state. The gold content of the material is also an added bonus. The U.S. Antimony have the people, the expertise, and the financial wherewithal to properly clean up this site and to continue the exploration and production program that the property deserves. An application for a notice level permit to cover cleanup, exploration, road construction, and the excavation of a 1,000-ton bulk sample has been filed with the BLM with a copy to the state.

We are working on the filing of a plan of operations that would include the underground mining of the Stibnite and gold that makes up the major portion of a vein running into the side of a hill. An independent 43-101 technical report written by a professional geologist well known to the U.S. Antimony staff commissioned by the previous owner stated a reserve of 42,400 tons grading 28% antimony and 0.408 ounces of gold per ton on site. We confirmed with the author that that material is still there. The in situ metal value at today’s metal prices is close to $7,000 per ton for a total value of approximately $297 million. The property cost is $1.3 million.

The first property that we staked in Alaska covered the MK copper deposit. 13 samples taken by geologists in the State of Alaska geological assessment program yielded values averaging 16.5% copper, 2.2 ounces of silver, and 0.08 ounces of gold per ton. That is in excess of $2,000 per ton. We have contracted with an Alaska-based professional geological services company for the supply of professional geologists and also contracted with a core drilling firm to drill the MK deposit this summer with possible movement of the drill to the Nolan Creek deposit. This contracting firm are well known by our full-time geologists Rod Blakestad and Rebecca Gower. Even with that help, we will soon be very busy in Alaska.

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We will also continue our programs in Ontario, Canada. Work on the Iron Mask high-grade cobalt/nickel project was shut down for the winter months. After clearing, rubbing, and mechanical stripping of the bedrock, followed by hand cleaning, power washing, and Clorox cleaning of the rock to eliminate the surface oxidation rind, the bedrock was mapped with samples submitted for age dating and chemical analysis. The mapping program determined that the high-grade zone was cut off by a younger diabase dike. This was a disappointment. Our future efforts will start with attempts to pick up the continuation of the high-grade zone on the other side of the dike.

At the Fostung tungsten deposit, we successfully collected a bulk sample with portions sent to Sepro Metallurgical in Vancouver for gravity testing and to Lakefield Research in Lakefield, Ontario to conduct a metallurgical test on upgrading the scheelite containing the tungsten into a sellable product.

We engaged the Toronto Office of independent geological consulting firm SRK Consulting to author a technical report meeting the SEC’s S-K 1300 requirements. They calculated an inferred mineral resource of 14,770,000 metric tons, grading 0.17% W03 tungsten trioxide and containing 54.17 million pounds of tungsten, in other words, metal W03, with a future growth value of $4.6 billion based on recent tungsten pricing. SRK has recommended additional drilling to test for extensions of the mineralization on strike to the southwest of the deposit where the geological conditions are favorable. Our final technical report on this project will be filed with the SEC next week.

We have built a great team of geologists and mining engineers to go along with our acknowledged leadership in the metallurgical treatment and production of antimony products. The prospectors, geologists and property owners involved in the exploration for critical minerals in the U.S. and Canada recognize our strength and we enjoy a most favored status when we are looking for and negotiating terms for the acquisition of additional critical mineral properties of merit. We’ll continue down this path.

Thank you. Over to you, Gary.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Thanks, Joe. Before I turn over the call to the next speaker, I just want to say a few things about what Joe has accomplished for our company. To think that we just really started back mining about a year and 3 months ago and to look at what we have achieved, we’ve moved 800 tons of rock off the mountain in Montana after just 2 weeks of work. We’ve got tremendous assets in Alaska. We have a new acquisition we completed a couple of months ago that Joe just described that we will be filing. We’ll be doing a new resource report on that. It’s very unusual to be able to buy an acquisition like that and have a reserve report that has already been commissioned in earlier years.

The property up in Canada, the tungsten Fostung property, to have the kind of resource report that we will be filing with the SEC next week showing $4.6 billion of tungsten. There hasn’t been tungsten mined in the United States in 12 years. So, to think that we have three active projects, Montana, Alaska, and Canada, in critical minerals in less than a year and 3 months, shows you the speed and the type of professional people that work at this company, and I’m give them the credit.

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We’ve got great geologists in Alaska. We just hired a new mining engineer to assist Joe. We have contract geologists in Montana, contract geologists up in Canada. And we are doing things at warp speed. And it’s a different view than a typical mining company that takes 5, 10, and 15 years to do something. We are doing it now. And that is what is so different and what investors need to take a hard look and see what we’re doing that you’re going to see immediate results. You will see some of these results in 2026, a lot more of them in 2027. And that is very unusual for a company of this type being still considered a small miner.

Now, I would like to turn the call over to Melissa Pagen. Ms. Melissa has been promoted as President and Chief Operating Officer of our Bear River Division. Bear River is our zeolite company. It’s located up in Preston, Idaho. When I first got involved with this company 3 years ago, I focused on trying to get that particular property up and running. It was in really dismal shape. We had to change management. We brought new people in, and that operation is really running smoothly. Joe had the foresight last year to instigate a reserve report, which we did. I think we drilled 80-some-odd holes up there, determined we have a 400-year reserve life with some of the highest quality zeolite we believe in the world. And that reserve report is filed with the SEC, and you can take a look at it.

So, now that we know we have our operation running good, we got good people, we have a tremendous reserve of zeolite at this property, it’s now time to increase sales. We had some small increase in sales in 2025, but I think you will see a dramatic increase in sales in 2026. And that is what Melissa and her team are working so hard to do. So, Melissa, I will turn it over to you.

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

Thank you, Gary. Hi, everyone, and thank you for the opportunity to speak with you today. Since stepping into my new management role in January, my overarching goal has been to bring market focus and structure to BRZ as we position it for our future growth objective. So, we have three initial priorities and those are strategic focus, operational capabilities to support our focus, and continued efforts toward increasing our visibility in these focus markets.

First, one of the realities of working with a material like zeolite is that it has a really broad range of potential applications. That versatility is certainly one of its greatest strengths, but that can also create a temptation for a small company like BRZ to pursue too many opportunities at once, which can spread a lean team too thin. That makes two primary segments our priority where we already have traction and where we believe we can build meaningful market presence, and that’s water treatment and agriculture.

Water treatment is already approximately 75% of our revenue. So, we are working on reaching more of our core filtration media business through conference circuits, networking, and the launch of social media marketing channels with the adoption of an AI agentic tool. If this can be done securely, and I’m still learning on that front, but I think this tool can be really helpful for marketing in a small company.

I’m also exploring long-term supply contracts with customers in drinking water treatment who are aggressively growing their own footprint. Previously, BRZ has not done supply contracts, but I think this path will only contribute to long-term stability. We’re also in discussions with the University of North Carolina where chemists who have used BRZ zeolite to successfully capture both long-chain and short-chain PFAS, which you all know are forever chemicals found almost everywhere that build up in the body and cause health problems over time.

So in general, expanding into modified zeolite had great potential in our growth objectives that could open up untapped areas of water treatment for us. We’d also like to explore zeolite installations for nuclear remediation readiness, which is a use zeolite has historically demonstrated a strong and critically important performance.

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And I think it’s worth noting here that our production of material for water treatment applications naturally produces the majority of the material required for cattle feed operations, applications. That’s the second priority. Agricultural applications, specifically cattle nutrition and strengthening our operational capabilities, so we can support larger bulk customers and ultimately increase our throughput. So BRZ recently became the supplier to a significant cattle nutrition business, which essentially was an overnight transition.

So to support this new influx of cattle nutrition business, this meant that BRZ, which historically operated almost entirely under FOB shipping terms and provided package shipments, we began operating within a completely new logistical framework to support delivered pricing with bulk trucks filled by silos that our facility team was able to implement way ahead of what we had scheduled. So in the coming months, as we support this transition toward more bulk oriented business, we’ve begun implementing several practical infrastructure upgrades at the facility.

So one of the key challenges ahead will be balancing this capital investment required to service these customers at scale and expand production with the demand we’re beginning to see develop. So we’re approaching those decisions carefully to ensure that any capital expenditures are aligned with clear market demand and long-term value creation.

And from a production standpoint, as Gary mentioned earlier, we’re very well positioned to support the growth. The deposit itself is very large and high quality and operationally the plant also has meaningful room to scale through work shift adjustments and perhaps some automation if we can get that in there. We’re also evaluating a potential use of regional transloading yards of a regional transloading yard, which could allow us to stage product closer to clusters of customers, reduce delivery times and expand the geographic areas where we can compete efficiently.

And last, our third priority has been increasing our visibility in the markets that we serve. BRZ has been working on this since about the end of 2024 and the market response to BRZ’s increased exposure, honestly even in the past couple of months, has been extremely encouraging. So BRZ was a sponsor and exhibitor at a recent American Feed Industry Association Conference and I attended this with our Agricultural Sales Manager, Joslyn Mendez, who has a Master’s in Dairy Nutrition and spends most of her time around cattle. She previously worked for Diamond V, which is a Cargill company and for all 3 days of this conference we were in back-to-back discussions with serious and enthusiastic buyers who are already setting additional meetings.

So BRZ has done an enormous amount of work to iron out systems, equipment lines, implement HACCP programs and other validating licensing and certifications and the team’s also done the work to zero in on where we need to take our bullhorn in the marketplace and in the past couple of months I think that work is really starting to show results. So we are excited about the foundation that’s being built for future growth and we look forward to being able to show the results. Thank you.

Gary Evans - Chairman & CEO, United States Antimony Corp.

And, Melissa, I’m going to put you on the spot here for a minute. I know you hate doing that.

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

Please don’t…

Gary Evans - Chairman & CEO, United States Antimony Corp.

I know that from some of the reports I’ve read that you’ve gotten like maybe four or five new customers since you came on in January. How many more?

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Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

Yeah, it’s going to be more than that.

Gary Evans - Chairman & CEO, United States Antimony Corp.

I know. Okay. And then, I’ve also seen not only new customers, I’ve also seen greater sales. So I think what we’re telling you as our investor public is that we’re already seeing the results of the things that we’ve been working on to get new business and a lot of this business is from Fortune 100 companies. We’re talking some of the biggest public companies and private companies in the business. And so, this has been a sleeper asset for U.S. Antimony for years and we have all the ingredients together to really make this into a much bigger enterprise of U.S. Antimony. And if it gets big enough, we’ll spin it off to our shareholders. So that’s the goal in the next 2, 3, 4 years. So, I’m very excited about what I see with the zeolite business. We know we have really high quality material. It’s an easy sale if you get in front of the right people with the right sales people and I think between Melissa and her team they can do it. So that’s exciting for me.

Let’s now before we turn it over to Jonathan Miller, who’s our VP of Investor Relations, who helps me tremendously on the road and doing all the road shows we do, the investor conferences and presentations. One thing I did fail to mention in my opening comments is that we are now dual listed with our securities on both the New York Stock Exchange, Texas Exchange is called the NYSE Texas as well as last week we were approved for an uplisting to the big board for the NYSE American to the big board of the exchange. So, we’ve accomplished a lot of getting more visibility out to our institutional and retail investors and Jonathan is going to give you the overview of 2025. Jonathan?

Jonathan Miller - Vice President of Investor Relations, United States Antimony Corp.

Thank you Gary. During 2025, we have successfully transformed the United States Antimony’s capital markets profile in the marketplace. We entered 2025 as a predominantly retail driven microcap company. We exited the year as an institutionally sponsored critical minerals company with materially improved liquidity, valuation support and market credibility. The results are clear.

Our share price increased from $1.78 to $5.02 and 182% gain. At the same time, market capitalization expanded from $201 million to $703 million, up 250%. From a financial standpoint, we delivered 160% revenue growth and increased total liquidity from $18 million to approximately $90 million, strengthening both the balance sheet and our strategic flexibility. But the most important shift has been in ownership of our securities. Institutional participation has scaled rapidly.

Last year alone, me and Gary met with over 350 funds for one-on-one meetings. Based on the most recent 13F filings, we now have 222 institutional holders, up from just 48 in Q4 2024 with 91 new funds entering in Q4 alone. Importantly, this includes some of the most sophisticated investors globally. BlackRock, Vanguard, State Street, Two Sigma, Citadel, Morgan Stanley, Goldman Sachs and UBS. Signaling that UAMY now meets the liquidity, governance and risk thresholds required by larger institutional capital funds. And to contrast that briefly, when me and Gary started marketing in July 2024, the majority of the funds we were meeting with averaged around $50 million to $200 million AUM. So, this is very different from where we came from.

As a result, institutional ownership has grown to approximately 40% driving meaningful improvements in trading depth, price stability, liquidity and overall market efficiency. We are now consistently trading around 15 million shares per day, enabling larger position sizing and more efficient price discovery. In parallel, our uplisting to the NYSE main board just a week ago has expanded our visibility and eligibility across institutional mandates further accelerating adoption.

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Just as important, we have successfully aligned our investor narrative with national security and domestic supply chain priorities. Positioning U.S. Antimony as a strategically relevant platform in critical minerals. That alignment has driven a clear market re-rating from a story driven company to an exit execution driven investment.

In short, we built a significantly stronger capital markets foundation with a growing institutional shareholder base, improved liquidity and trading efficiency, expanded research coverage and investor access and enhanced flexibility to support future growth and strategic initiatives. We believe this positioning will continue to drive long-term shareholder value as we continue to execute on our operational and strategic priorities.

Our marketing and public relations strategy continues to evolve. Many of you may have recently seen our television campaigns across leading news and business networks both linear and streaming. These efforts are designed to elevate awareness across the strategic importance of domestic critical mineral production, particularly antimony and our significant role in that space and position that conversation within the broader national and economic dialogue. We’re no longer just introducing our story. We’re now scaling institutional ownership along well thought-out execution on many different fronts.

Back to you, Gary.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Thank you, Jonathan. That was so good, I think I may go buy some stock. Let’s see. Before we go into our questions from callers, I’d like to give you just kind of a little thumbnail overview of what you as an investor should expect from this company in fiscal 2026. Obviously, we’re 2.5 months into that but I want to give you some things to just go home with.

Number one, we will always maintain solid financial footing. What that means is we will have minimal, if any debt, and we’ll have cash or cash equivalents on our balance sheet. I am adamant that this business being the mining business needs to have only equity and very little debt. You’re going to see more government funding. We have a new gentleman that we hired about 4 months ago in D.C. that is helping us tremendously with the various pockets of the U.S. federal government that has money available. I don’t think it’s appropriate for me to tell you all the things we have done, but I will tell you right now we have filings in with the government for new funding on new projects. We have another one going out. If it didn’t go out today, it’s going out tomorrow. We have others planned over the next few weeks.

We are hitting various divisions of the U.S. government, because we think with our credibility now in the marketplace with the projects that we have got going on with the funding we’ve already received. We received the $27 million award a couple weeks ago related to our Thompson Falls expansion that we’re well suited to go obtain additional funding, not only for antimony, but for tungsten and other critical minerals.

Let’s talk about Thompson Falls expansion. As you know, we began that expansion in May of last year. We thought it would be done in December-January. I’m telling you today, it’s now not going to be done till May. Why? Why is it that we are 5 months behind schedule? It is primarily due to delays from suppliers and third parties that we have no control over. Our main third-party delays have been our general contractor who was over a month late in designing our concrete pad. We had to build a concrete pad there on that location that would withstand earthquakes from California. And if you went and witnessed it, it’s like a bomb shelter. We also had delays from the contractor that was erecting our building and part of that had to do with weather. Obviously, we’ve been building this facility in the middle of winter.

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The last item was our heat exchangers. Our heat exchangers come from a major equipment supplier and they were always running a couple of months late. Now, they’ve been running longer than 4 months late. We are on the phone talking to them all the time and, obviously, can’t do anything about a third-party being delinquent and delivering their equipment, but that’s the case. But if you think about what we’ve done, this is a substantial expansion that we’ve done in a year. We got the permits, we got the construction and we’re down to the 90-yard line. There’s work going on every day. We have weekly updates and so we don’t anticipate seeing any financial results in the first quarter of 2026 related to the expansion of Thompson Falls.

The other thing I’d like to make note of is we’re in a business that’s volatile. Obviously, antimony prices have moved up, they’ve moved down, they’ve come and coming back up again and we buy antimony from 6 different countries today and if you look at our financial statements at year-end, you’ll see the highest amount of inventory this company has ever had. That should give you comfort that we now have the inventory to start meeting some of the contractual obligations of the DLA. And as I mentioned, we’re getting ready to make our first shipment to them.

So, when you look at the financials in 2026, they’re going to be bumpy. There’s going to be quarters you go, “Oh, that looks like not so good.” And there’s going to be quarters like, “Wow, they blew it out of the park.” You got to look at the whole year. We are very firm on our guidance of $125 million. We know how much we’ll be delivering to the DLA. We have material in hand, material on the water. We now have our own mine in Montana, so the future estimates of giving financial guidance will be a lot solid going forward, but I’m telling you it’s going to be bumpy in 2026. There’ll be quarters that will be lower and there’ll be quarters that are going to be much higher. That we can’t do anything about, but when you look at the overall effect of 2026, it’s going to be right where you think it will be.

The other thing that I want to mention is that we’re continuing to advance and look at other critical minerals. You’re not aware of what those are. We have lots of meetings and lots of discussions with the government and without the government of what they’re looking for and the beauty of this mining business and the people that we have involved in our board and our management team is they know where the crown jewels are hidden and we get invites to look at things almost every day.

We’re looking at new projects, new areas, and the one thing that is a major characteristic of what we will and will not look at is time, speed. We will not look at something that will take 2 years or 3 years. It’s got to be now. And so, when you see us do a project just like the one we just bought in Alaska, we bought that in a trustee sale a month-and-a-half ago for $1.3 million and we’re going to be mining on it, probably within 2 to 3 months. That is unheard of. And we’re moving as fast as humanly possible to get these things to the point of where you as a shareholder can realize the value through our financial statements.

So with that, I’d like to answer some questions I got from a couple of shareholders before we go to our listeners out there. And these are, I think, some pretty good questions. So the first one is the Thompson Falls expansion was originally estimated in January. Well, obviously, I just described that’s going to be May now and I’ve explained why. The USAS agreement, that’s the Americas Gold and Silver agreement. When will that ore be flowing?

That just to give you an idea, we didn’t really talk about this today, but we signed a joint venture agreement about a month-and-a-half ago with Americas Gold and Silver symbol is USAS, and that is a joint venture to build a new hydromet facility on land they’ve donated to joint venture that’s fully permitted in Idaho, where they have three silver mines ongoing, where we will process their antimony. We already process their antimony today. It goes up to a plant in Canada, and then we get the residual product that we handle there in Thompson Falls. That’s our primarily source of antimony today is through United States or through this company in Canada.

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So what we’ll be doing is building the hydromet to process an antimony right there on site. We are in the planning stage, the budgeting stage, the engineering stage. In fact, there’s a whole group of us both from United States, I mean Americas Gold and Silver and United States Antimony going to Bolivia at the end of the month to look at our commercial grade hydromet facility that we financed that’s bringing us now 150 tons a month of antimony flake that will go into our smelter.

We’re looking at the facility we funded that make it a commercial scale, because we’re going to be duplicating that facility on a larger scale in Idaho. So that’s with our partners at Americas Gold and Silver. So, we have a lot of meetings on that. We’re very excited. Since we’ve announced that joint venture, which will be the largest hydromet facility in North America. We’re getting calls from other antimony producers or producers that want to be, they want to bring their material to us. So, we are looking at most likely having different phases of that project. Phase 1, Phase 2, Phase 3 to expand it.

Another question is the tungsten deposit. What is the strategy to develop this resource? Giving the size and potential cost of developing the project, are you planning on bringing in a joint venture partner? Their answer is no. This is an open pit mine which allows us to do things a lot quicker, a lot easier, and a lot cheaper. And Joe and his team have got a plan and our goal is to try to get that tungsten deposit to an existing refinery as soon as possible. We are making an application with the U.S. government to fund that project.

Do we have the ability to develop it in-house? Absolutely.

Can we process low-quality ore at the new hydromet facility? Absolutely. That’s the whole idea behind hydromet is we can take much lower quality antimony, much lower concentration levels into that facility. It’s something we couldn’t do in our existing gas smelters.

There was also a question about Radersburg. That’s our flotation facility, our contact mill in Radersburg, Montana. Will the hydromet material need to go there? Answer is no. We will just go right into hydromet. The Radersburg is going to be handling like most of the Montana material. That’s where that material is sitting today, waiting to be processed. Our Vice President of our Antimony Division is in the process of upgrading that. I think as we mentioned we bought that a few months ago and that should be up and running soon.

So those are some questions that should help our audience and now, operator, if you don’t mind turning over to our first outside listener.

Operator

Certainly. At this time, we will be conducting a question-and-answer session. [Operator Instructions]

Q: The first question is, with elevated inventory, expected ramp of Montana mining, and expanded smelting capacity, how do you see the production mix evolving over the next 12 to 18 months? Particularly as you see Alaska’s potentials growing into the heart of your future mining ops and how will you see your planned mix meet and your existing government and offtake commitments?

Gary Evans - Chairman & CEO, United States Antimony Corp.

Okay, that’s a kind of a long-winded question, but I’ll see if I can answer it. First of all, we would love to be mining all of our own antimony. Why? That’s the cheapest antimony we could ever find on planet Earth. And so, we think we can mine it for less than $5 a pound where we’re buying it today for maybe $8, $9, $10 a pound. We were buying it for $15 to $18 a pound a few months ago. So having that low cost of ore is so important to guaranteeing your profit margins, but more than that it also gives you reliability.

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I can’t tell you how many times over the past year a transload was delayed or getting the ore to the port was delayed or there was customs delay. We had material confiscated by the Chinese government for 6 months. I mean there’s always something and a lot of this antimony doesn’t come from the most friendly countries. So, having more control of our destiny with our own material is where we want to be and we’ll accomplish that not only with the mine in Alaska and the activities we have. I mean mining in Montana and the activities we have in Alaska. But when the hydromet facility comes online that material all comes to us. It still has to be processed in our furnaces. So that will give us a significant surety and we hope to have that up and running in about the next year to year-and-a-half. So that will have a significant impact on our future.

Today, we are still getting 100% of our antimony from foreign sources. That will change soon as the material we took from Montana is processed in Radersburg, which should be over the next month or two, and then that mine will open back up. Fortunately, the weather in Montana was much milder in 2025-2026. The weather in Alaska was much colder. So Alaska may be delayed May-June, but Montana could be open the next three weeks. So, we’re anxious to get back up on the mountain and get back to doing what we were doing last year so successfully. Next question?

Q: You mentioned that you’re facing 4-month delays on an equipment supplier. Are you able to switch evaluate other vendors to try to avoid equipment delays? Are there options available?

Gary Evans - Chairman & CEO, United States Antimony Corp.

Unfortunately not. This is very specialized equipment that was ordered from these particular contractors and we obviously tried to stay with only U.S. contractors and the answer is no. We have to wait till they deliver.

Q: Can you give us an update on the magnitude of ore shipments from Alaska? How many tons of ore output could you ramp up to and how does this translate to finished pounds?

Gary Evans - Chairman & CEO, United States Antimony Corp.

Well, good question. I don’t have an answer yet, but I will tell you what my geologist says. I’m going to hold him to it. He says, “We’re going to have you, Gary, a 1,000 tons a month.” Well, I’m saying I’ll be happy with 200 tons a month. So, I will know a whole lot more what’s going to come out of Alaska obviously by summer fall. We won’t know in the early part of the year. But, these properties I just mentioned that we bought in the trustee sale that Joe gave further information on really has a lot of antimony on the ground. It’s visible, the veins are visible. So, we’re going to try to hit that first, so we’ve already filed permits for it and the goal is to get as much of that into, all that material will go to Radersburg, so it’ll be processed just like the Montana material. It’s a higher concentrate of Stibnite maybe 40% to 60% and Joe you can correct me if I’m wrong. I think the Montana material is more 10%. So, it’s higher quality from the standpoint of concentration. Next question?

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Q: The next question says; Hi, Gary. With the U.S. government in need of refills on munitions, have there been any talks between you guys and defense firms and or the U.S. government about supporting them at this time to replenish those supplies? Thank you.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Well, we’re already supporting them that’s the $248 million contract we won in September of last year. There are discussions always ongoing. We keep a very high dialogue going on at any given time with senators, house members, governors and as I mentioned before, General Keane is on our board, so we kind of hear what’s going on. There’s a lot of need for additional munitions as everybody knows with the activities we’d have in Venezuela and now Iran. It’s not just us, it’s NATO countries as well. So, no question that the demand for what we do is going up and, I think, it’s likely you’ll see some additional needs coming from the government to us.

Q: The next question is can you give us a sense for the progress at Thompson Falls in terms of the expansion? How much of the expansion is left to complete? How does this translate to shipments throughout the balance of 2026? Thank you very much.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Yeah. I think, I’ve already answered that question. Again, the expansion is going to be completed in May, so we’re still about almost 2 months away from that all due to delay of equipment. There’s work going on there every day though. I mean I talked to our VP Mechanical Engineer, who’s in charge of the expansion and we’re on top of it. We don’t want to shut down our existing smelter until this one is ready to go, because we are going to do some improvements in the existing smelter to improve its efficiency. It’s also important to note that once we start receiving the Bolivian material, which should be the next 30 to 45 days, that allows us to process much more material than numbers we’ve given you.

In other words, if we get 150 tons a month out of Bolivia, it’s 90% concentrate. So, what that means is it doesn’t have to spend nearly as much time in those smelters to make metal ingots for the DLA. So, we’re really excited about that and of course that will be the same case when we complete the JV with Americas Gold and Silver building that hydromet facility. That facility will give us 90% antimony flake that will go into our furnaces. So, what it enables us to do is run a whole lot more material than lower grade antimony. So that’s another reason we’re very excited about the hydromet process.

Q: What is your appetite for M&A at this time? Do you see other opportunities in the public markets or do you remain focused on project level opportunities?

Gary Evans - Chairman & CEO, United States Antimony Corp.

It’s a good question. We look at both. We haven’t seen anything on the M&A front that has really appealed to us. It has to be a company that is growing at the speed we’re growing. I mean we just reported today just under $40 million of revenues and we’re going to triple that in 2026. So it’s hard to find another company that has the kind of growth that we have that would make an M&A attraction.

Now, we are looking at companies that have maybe specific critical minerals that are closer to come into fruition where we might help fund them. We might become a joint venture partner. We might become a shareholder. We might do something to help them expedite what they’re doing. So we look at those all the time. I looked at two this week, in fact, and the problem with most of them is that they’re still 3 years, 4 years away. We’re not willing to look that far out. It’s got to be within a year to 2 years for us to really get excited about it, because we’re on a much faster track than most companies.

Q: Does UAMY currently have contracts with battery making facilities?

Gary Evans - Chairman & CEO, United States Antimony Corp.

We do not have any long-term contracts, but those discussions are ongoing.

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Q: What is your plan for Larvotto Resources, a company whom you purchased 50 million shares of?

Gary Evans - Chairman & CEO, United States Antimony Corp.

Yes. We’re the largest shareholder of Larvotto. It’s an Australian miner. It’s called the Hillgrove mine. It’s not up in operations yet. I think it’s also been delayed probably more like a July-August event. We have investment bankers that are consulting with us on Larvotto. We have not yet made a decision on what we’re going to do there. So, at this point, it’s just an investment.

Q: What are your thoughts on the current macro environment and potential supply shocks that could occur if trade tensions flare up more between the U.S. and China?

Gary Evans - Chairman & CEO, United States Antimony Corp.

Well, remember, China has already cut off all shipments of antimony. They did that in September of 2024. They also cut off all shipments of tungsten at the same time. So, I don’t think anything that we’re doing with China, one way or another, is going to affect our business. It’s already been affected. So, now, are we seeing leakage out of China of antimony going into Malaysia or Indonesia, Vietnam, South Korea, possibly?

We’ve also seen some of that get cut off. So, China is doing its best trying to make sure the antimony does not leak out of their country. And there still is a worldwide shortage of antimony, no doubt about it. While prices escalated from $5 to $30, came back down to $12, $14, $16, they’re still up significantly from where we were 3 years ago. And our contracts protect us to a large degree. So, we feel good about the business and we want to be a major force of controlling 25% to 50% of U.S. antimony needs. And that’s where we’re going with our hydromet facilities and our own mining operations.

Q: Very interesting. And having used BRZ in challenging filtration projects, I think that has tremendous potential for growth.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Is that a question or a statement?

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

It was a statement and I love it.

Gary Evans - Chairman & CEO, United States Antimony Corp.

There you go. Melissa, you got your marching orders.

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

I love it. Yeah, thank you. I’m inspired.

Q: Okay. Our next question, let’s see here, is how has the price of antimony and zeolite moved over the past 12 to 18 months? What does the investment into the Australian company mean to you?

Gary Evans - Chairman & CEO, United States Antimony Corp.

Okay. Well, I’ll answer the last question first, and then I’ll answer the first question. We made the investment in Larvotto, because we had the intent at the time of taking over the company. We made an offer for the company, it was an all-stock offer, and that was rejected. So, we have done nothing since that occurred. Now, there were some reasons that we have done nothing. There are some Australian laws concerning when a company tenders for stock in the open market, there are certain restrictions. Those restrictions have all expired. They expired mostly in February, and so our hands are no longer tied as related to what we want to do.

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We have highly qualified bankers helping us make decisions there. We don’t think there’s a gun at our head making us make any decision right now. And so, we’re looking at the overall situation, and we’re going to do what we think is the very best thing for our shareholders, and that is what our board and what our management team is incentivized to do. Will something happen with Larvotto? Maybe. But, a lot of it’s going to be dependent upon their management and their board of what they do and don’t want to do. So, if we can’t come to an agreement of the minds, then we’ll sell our stock position. Simple as that.

With respect to the other question, remind me what it was.

Q: It looks like it was removed from the queue.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Do you remember what it was, Melissa?

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

Sorry, I don’t…

Gary Evans - Chairman & CEO, United States Antimony Corp.

Yeah, I don’t either. We’ll just have to go.

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

I don’t have the zeolite question to save.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Well, I think it had to do with growth of zeolite. So, we did have growth in sales and pricing with respect to zeolite went up a little bit. If you look at our antimony sales in 2025, they were pretty flat. The real growth was in price. As I’ve told new investors that have been coming to our stock, that’s going to change in 2026. It’s mostly going to be volume related. The growth will all be volume, not price. So, we have a significant ramp up coming. As I said, it’s going to be bumpy, but I feel really good about where we’ll be by the end of the year.

Melissa Pagen - President & Chief Operating Officer, Bear River Zeolite Division

This isn’t a price answer on the zeolite, but I can say with this influx of this new bulk business, it certainly changes the margins, because the bulk product is a much lower cost for us. While we’re not increasing the prices, we’ll still make much better margin on that.

Gary Evans - Chairman & CEO, United States Antimony Corp.

Operator, I think we’ll take one more question, because it’s been right at an hour. Okay?

Q: Certainly. What is the status regarding the cobalt property?

Gary Evans - Chairman & CEO, United States Antimony Corp.

The cobalt property, as Joe outlined, we did enough work on it to recognize that we need to make some other changes. For competitive reasons, I’d really not rather speak as to what we’re going to do, but we do have plans there, and once we get those plans completed, we’ll be happy to voice them. But, it is not nearly as far along as the tungsten property. Obviously, the tungsten property, we have now a resource report. As I said, we’ll be filing that next week with SEC, shows future revenues of $4.6 billion. So that is a real high priority of getting that property up and running.

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We hope that to be the very first tungsten property in operation in 12 years in North America, and that’s something badly needed by our government. Tungsten’s necessary for tanks and for submarines. It’s the second hardest mineral behind diamonds. And if you go to Home Depot and buy a drill bit, that’s a tungsten drill bit. So, we’re very excited about where that stands. We are looking at other tungsten opportunities. We’re trying to beef up that area of our company. We tried to bid on one last year. We were beat out by another company. We just weren’t willing to pay the price they paid. So, we are very frugal. We’re not going to buy something just to buy it. It’s got to be priced right and under the radar for us to be interested.

Operator

Thank you. We have reached the end of the question-and-answer session, and I will now turn the call over to management for closing remarks.

Gary Evans - Chairman & CEO, United States Antimony Corp.

We had a great year, going to have another great year in 2026. We thank all of you for being investors in our company. Hopefully, you did well in the stock, but you’re going to do a whole lot better in the future years, I think. We have a lot of irons in the fire, as you heard today, and we have to execute. You can see that we’ve executed in the past, and we plan to execute in the future. And it’s a matter of bolting on and building this organization to something that all of you can be very proud of. We have a unique relationship with the U.S. government as the only antimony supplier. We are sole source contract under our DLA, and now we’re going to expand that even further. And so, we are in a perfect position as being a first mover to capture a lot more business, and that’s what we’re after today.

Thank you very much for your time, and we look forward to communicating with you again in the future.

Operator

This concludes today’s conference, and you may disconnect your lines at this time. Thank you for your participation.

Cautionary Note Regarding Forward-Looking Statements:

This transcript contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding the Company’s future operations, production levels, financial performance, business strategy, market conditions, demand for antimony, zeolite, other critical minerals and precious metals, expected costs, and other statements that are not historical facts. These statements are based on current expectations, estimates, forecasts, and projections about the industries in which the Company operates, as well as management’s beliefs and assumptions. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “may,” “will,” “should,” “could,” and variations of these words or similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in such statements, including, but not limited to: fluctuations in the market prices and demand for antimony and zeolite; changes in domestic and global economic conditions; operational risks inherent in mining and mineral processing; geological or metallurgical conditions; availability and cost of energy, equipment, transportation, and labor; the Company’s ability to maintain or obtain permits, licenses, and regulatory approvals; changes in environmental and mining laws or regulations; competitive factors; the impact of geopolitical developments; and the effects of weather, natural disasters, or health pandemics on operations and supply chains. Additional information regarding risk factors that could cause actual results to differ materially is included in the Company’s filings with the U.S. Securities and Exchange Commission, including the most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You should not rely upon any forward-looking statements as predictions of future events. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

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